Exhibit 99.1

FDA Advisory Committee Does Not Recommend Approval of RSR13 as Adjunctive Therapy for the Treatment of Brain Metastases Originating From Breast Cancer

WESTMINSTER, Colo., May 3 /PRNewswire-FirstCall/ — Allos Therapeutics, Inc.(NASDAQ-NMS:ALTH) (Nasdaq: ALTH) announced today that the U.S. Food and Drug Administration (FDA) Oncologic Drugs Advisory Committee (ODAC) did not recommend approval of the company’s investigational radiation sensitizer RSR13 (efaproxiral) as an adjunct to whole brain radiation therapy (WBRT) for the treatment of patients with brain metastases originating from breast cancer. Although the FDA is not bound by ODAC’s recommendation, it generally takes such recommendations into consideration when determining whether or not to approve a new drug product for marketing in the United States. The FDA’s Division of Oncology Drug Products is expected to take final action on the company’s New Drug Application (NDA) by June 4, 2004.

“We will await the FDA’s final decision on our NDA and continue to believe RSR13 in combination with whole brain radiation therapy is an effective treatment for patients with brain metastases originating from breast cancer. We hope the agency’s final decision will acknowledge the clear unmet medical need in this patient population,” said Michael E. Hart, President and CEO of Allos Therapeutics, Inc.(NASDAQ-NMS:ALTH) “Meanwhile, we continue to enroll patients in our confirmatory Phase 3 trial, called ENRICH, initiated to evaluate the potential of RSR13 as an adjunct to whole brain radiation therapy for the treatment of women with brain metastases originating from breast cancer.”

“Clinical trial results with RSR13 plus whole brain radiation therapy demonstrate that patients with brain metastases from breast cancer can benefit from this treatment by enhancing the effect of radiation,” noted John H. Suh, M.D., Clinical Director, Radiation Oncology, Brain Tumor Institute at the Cleveland Clinic Foundation, Principle Investigator of the REACH Study (RT-009) and Chairman of the ENRICH Study (RT-016). “A new therapy that has a positive effect on a patient’s survival and quality of life would significantly improve our ability to treat this patient population.”

ODAC reviewed data submitted by the company to the FDA in a New Drug Application (NDA 21-661), which the company believes demonstrates the safety and efficacy of RSR13 as an adjunct to WBRT for the treatment of patients with brain metastases originating from breast cancer. The company’s NDA included data from a randomized, open-label 538-patient pivotal Phase 3 trial which evaluated RSR13 as a radiation sensitizer for brain metastases. While the difference in overall survival between patients who received RSR13 plus WBRT and patients who received only WBRT was not statistically significant, the trial showed a positive survival benefit among patients with brain metastases from breast cancer and confirmed RSR13’s strong safety profile. Patients with brain metastases originating from breast cancer represent a subset of patients that was not prospectively defined as an intent-to-treat subgroup in the Phase 3 trial.

In February 2004, the company launched a multi-center Phase 3 randomized open label trial of RSR13 (efaproxiral) as an adjunct to WBRT for the treatment of brain metastases originating from breast cancer. The Phase 3 study, called ENRICH (ENhancing Whole Brain Radiation Therapy In Patients with Breast Cancer and Hypoxic Brain Metastases), is designed to compare the effect of WBRT with supplemental oxygen with or without RSR13 in women with brain metastases originating from breast cancer. The study will also evaluate the safety profile of RSR13 in this patient population. The study will seek to enroll approximately 360 patients at up to 50 cancer centers across North America. The design of the study calls for two interim analyses for safety and efficacy. The company has successfully completed the FDA’s Special Protocol Assessment (SPA) for the ENRICH trial. Under the SPA, the FDA evaluates whether the protocol for a clinical trial is adequate to meet scientific and regulatory requirements for marketing approval of the drug by the FDA.

“The National Breast Cancer Coalition (NBCC) looks forward to continuing to work with Allos Therapeutics(NASDAQ-NMS:ALTH) in support of the ongoing ENRICH trial,” said Fran Visco, President of NBCC. “Our goal is to help find safe and effective therapies that make a significant impact in the burden of breast cancer.”

NBCC partnered with Allos to support the ENRICH trial design, oversight and enrollment and to gain additional insight about how to improve radiation treatment for women with brain metastases from breast cancer. Through its Clinical Trials Initiative, the NBCC is mobilizing its nation-wide network of advocates to inform women about this trial.

Conference Call

Allos Therapeutics(NASDAQ-NMS:ALTH) will hold a conference call at 5:15 p.m. EDT today to discuss the outcome of the ODAC meeting on the company’s investigational radiation sensitizer, RSR13 (efaproxiral).  Investors and media are invited to participate.

Time:	5:15 p.m. EDT
Date:	Monday, May 3, 2004
Location:	The Hilton Hotel, Gaithersburg, MD
Dial-in:	(800) 915-4836 / (973) 317-5319 international
Webcast:	www.allos.com (homepage and investor relations section)

Interested parties unable to participate in the live conference call may access a recorded rebroadcast by dialing 1-800-428-6051, or +1-973-709-2089 for international callers; the conference ID number is 353015. The replay will be available from 7:00 p.m. EDT on Monday, May 3, 2004 until 11:59 p.m. EDT on May 10, 2004. In addition, the webcast will be archived for on-demand listening for 30 days at www.allos.com.

About RSR13 (efaproxiral)

RSR13 (efaproxiral) is the first synthetic small molecule designed to “sensitize” hypoxic (oxygen-deprived) areas of tumors prior to radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy in the treatment of cancer. By increasing tumor oxygenation at the time of treatment, RSR13 (efaproxiral) has the potential to enhance the efficacy of standard radiation therapy. Unlike chemotherapeutics or other radiation sensitizers, RSR13 (efaproxiral) does not have to cross the blood brain barrier or enter the tumor to be effective.

About Allos Therapeutics, Inc.(NASDAQ-NMS:ALTH)

Allos Therapeutics, Inc.(NASDAQ-NMS:ALTH) is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company’s lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has a superior potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company’s web site at: www.allos.com.

This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the timing and outcome of the FDA’s decision whether or not to approve RSR13 for marketing in the United States, the company’s ability to successfully complete the ENRICH trial on schedule and in accordance with regulatory requirements, and the company’s ability to adequately demonstrate the safety and efficacy of RSR13 for the treatment of brain metastases from breast cancer or any other type of cancer, as well as other risks and uncertainties detailed from time to time in the company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.

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Contacts:

Monique M. Greer
VP, Corporate Communications and Investor Relations
720-540-5241 or Cell, 970-215-3260
mgreer@allos.com

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